ANNUAL STATEMENT AS TO COMPLIANCE
OFFICER'S CERTIFICATE
(KinderCare Portfolio Whole Loan)

Re:      GE Commercial Mortgage Corporation 2006-C1 (the "Trust"), created pursuant to that certain pooling and servicing agreement, dated as of March 1, 2006 (the "Pooling and Servicing Agreement"), among GE Commercial Mortgage Corporation, as depositor, Wachovia Bank, National Association, as master servicer, LNR Partners, Inc., as special servicer and LaSalle Bank National Association, as trustee and REMIC administrator.

In connection with the above-referenced transaction the undersigned officer, on behalf of Bank of America, N.A. as master servicer (the "Lead Servicer"), with respect to the KinderCare Portfolio Whole Loan, (as defined in the Pooling and Servicing Agreement) a part of which is included in the Trust, under that certain pooling and servicing agreement (the "Lead Servicing Agreement") dated as of December 1, 2005, among Banc of America Commercial Mortgage Inc., as depositor, the Lead Servicer, LNR Partners, Inc., as special servicer, and LaSalle Bank National Association, as trustee and REMIC administrator, hereby certifies that (i) with respect to the KinderCare Portfolio Whole Loan, a review of the activities for the period ending December 31, 2006 and of the Lead Servicer's performance under the Lead Servicing Agreement, have been made under my supervision; (ii) to the best of my knowledge, based on such review, the Lead Servicer, with respect to the KinderCare Portfolio Whole Loan, has fulfilled all of its obligations under the agreements in all material respects throughout the aforementioned period; and (iii) the Lead Servicer, with respect to the KinderCare Portfolio Whole Loan, has received no notice regarding qualification, or challenging the status, of any portion of the Trust fund as a REMIC from the Internal Revenue Service or any other governmental agency or body.

Bank of America, National Association

/s/ Sean D. Reilly
Sean D. Reilly
Principal

/s/ H. Michael Lumadue
H. Michael Lumadue
Vice President

USActive 7846785.2